Exhibit 99.1

Newtek Business Services Reports Second Quarter 2008 Financial Results

Second Quarter 2008 Pre-Tax Loss Better Than Previously Stated Expectation

Company Meets and Exceeds Previously Stated Second Quarter 2008 Consolidated Guidance

New York, N.Y. - August 6, 2008 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, reports today its financial results for the three and six months ended June 30, 2008.

Second Quarter 2008 and Related Highlights

•	Total revenue for the electronic payment processing segment in the second quarter of 2008 increased by 22% over the second quarter of 2007.

•	Total revenue for the web hosting segment in the second quarter of 2008 increased by 14% over the second quarter of 2007.

•	Second quarter 2008 revenue for the three core operating segments (electronic payment processing, web hosting and small business finance) increased by 11% over the second quarter of 2007.

•	Second quarter 2008 pre-tax loss totaled ($2.5) million, which is better than previously stated guidance.

•	Depreciation and amortization totaled $1.8 million for the second quarter of 2008.

•	The Company continued cost-cutting measures in the second quarter of 2008, which are expected to result in a minimum of $2.0 million of cash savings in 2009.

•	Cash and cash equivalents, and restricted cash totaled $28.0 million, or $0.78 per share, at June 30, 2008.

•	Total number of customers increased to over 90,000 at June 30, 2008, a 13.0% increase over one year ago.

Barry Sloane, chairman and chief executive officer of Newtek Business Services, Inc. said, “We are satisfied with our results for the second quarter of 2008, which were not only in line with previously stated consolidated guidance, but our second quarter pre-tax net loss of ($2.5) million was better than our previously stated second quarter 2008 pre-tax loss guidance of ($3.5) million to ($2.9) million. Additionally, it is important to note, that $1.8 million of our pre-tax loss included depreciation and amortization.”

Mr. Sloane added, “While our lending segment adversely impacted our earnings during the second quarter, it is important to note that we also experienced improvement in this segment, with its pre-tax net loss narrowing considerably and its revenue increasing over the first quarter of 2008. In fact, we closed approximately $16.0 million of loans in the second quarter of 2008, an increase from $3.4 million loans in the first quarter of 2008. Although we anticipate seeing continued improvement in this segment, we have changed our guidance to reflect slower than expected growth due to uncertain economic conditions.”

Mr. Sloane continued, “We were also pleased with the solid growth we experienced in both our electronic payment processing and web hosting segments. Specifically, in our electronic payment processing segment, we have not experienced abnormal merchant attrition and have been able to maintain our first quarter 2008 EBITDA margin of 10.8 percent in the second quarter of 2008, both of which are particularly significant achievements considering the current challenging market environment and the effect it has had on some of our peers.”

Mr. Sloane concluded, “During the first half of the year, we implemented significant cost-cutting measures which we believe will result in cash savings of approximately $2.0 million in 2009. The cost cutting has been targeted at areas where growth was not as promising, which will allow us to expend greater energy and resources growing the segments we believe will be instrumental in the Company achieving profitability on a consolidated basis.”

Financial Results

For the three months ended June 30, 2008, the Company reported a loss before benefit for income taxes and discontinued operations of ($2.5) million, compared to ($2.8) million for the three months ended June 30, 2007. For the six months ended June 30, 2008, the Company reported a loss before benefit for income taxes and discontinued operations of ($6.4) million, compared to ($6.9) million for the same period one year ago.

For the three months ended June 30, 2008, the Company reported a net loss of ($2.0) million, or ($0.06) per share, compared to ($2.4) million, or ($0.07) per share, for the three months ended June 30, 2007. For the six months ended June 30, 2008, the Company reported a net loss of ($4.7) million, or ($0.13) per share, compared to ($5.3) million, or ($0.15) per share, for the same period one year ago.

The results for the three- and six-month periods reflect the adoption of SFAS No. 159, which reduced the Capco related non-cash loss (income from tax credits less Capco note interest expense and amortization of prepaid insurance without giving effect to taxes) by approximately $2.0 million and $4.0 million, respectively compared to results using previous cost basis accounting.

For the second quarter of 2008, total revenue increased by 5.2 percent, to $24.6 million compared to $23.4 million one year ago. Total revenue from the three core business services segments (electronic payment processing, web hosting and small business finance) increased to $22.5 million, or 11.2 percent, in the second quarter of 2008 compared with $20.3 million for the comparable period in 2007. These three segments represented 91.4 percent of total revenue in the second quarter of 2008, an increase from 86.5 percent of total revenue in the second quarter of 2007.

Updated Outlook for Full Year 2008

The Company expects 2008 consolidated annual revenues to be between $100.2 million and $101.5 million. For the full year 2008, the Company expects a loss before benefit for income taxes of between ($12.1) million and ($10.7) million. Quarterly and annual guidance by segment for revenue, loss before benefit for income taxes, and EBITDA will be provided in the second quarter conference call presentation which will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com at the start of the second quarter conference call today Wednesday, August 6, 2008 at 4:15 p.m. ET.

Cautionary Statement

2008 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward Looking Statements” below.

Second Quarter 2008 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, chairman and chief executive officer, and Seth Cohen, chief financial officer, today Wednesday, August 6, 2008 at 4:15 p.m. ET. The live conference call can be accessed by dialing

(877) 591-4951 (domestic) or (719) 325-4862 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and using the replay passcode 8204267. Both web-based and telephonic replays will be available for 90 days following the live presentation.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek™ brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses, and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 90,000 customers, and has positioned the Newtek™ brand as a one-stop-shop provider of business services to the small- and medium-sized business market. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, business lines of credit, and business credit cards.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Jayne L. Cavuoto

Director, Investor Relations

212-273-8193

jcavuoto@newtekbusinessservices.com

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenues	$24,630	$23,411	$48,150	$45,220

Operating expenses:
Electronic payment processing costs	12,925	10,533	25,149	20,398
Salaries and benefits	5,985	5,340	12,564	10,737
Interest	2,194	3,776	4,483	7,659
Depreciation and amortization	1,766	1,641	3,576	3,208
Other operating costs	4,450	4,995	9,103	10,282

Total operating expenses	27,320	26,285	54,875	52,284

Operating loss from continuing operations before fair market value adjustment, minority interest, benefit for income taxes, and discontinued operations	(2,690)	(2,874)	(6,725)	(7,064)
Net change in fair market value of credits in lieu of cash and notes payable in credits in lieu of cash	61	—	61	—
Minority interest	123	56	226	180

Loss from continuing operations before benefit for income taxes and discontinued operations	(2,506)	(2,818)	(6,438)	(6,884)
Benefit for income taxes	524	717	1,762	2,089

Loss from continuing operations before discontinued operations	(1,982)	(2,101)	(4,676)	(4,795)
Discontinued operations, net of taxes	—	(286)	—	(491)

Net loss	$(1,982)	$(2,387)	$(4,676)	$(5,286)

Weighted average common shares outstanding:
Basic and diluted	35,750	35,868	35,809	35,720
Loss per share from continuing operations:
Basic and diluted	$(0.06)	$(0.06)	$(0.13)	$(0.13)
Loss per share from discontinued operations, net of taxes:
Basic and diluted	—	(0.01)	—	(0.02)

Basic and diluted loss per share	$(0.06)	$(0.07)	$(0.13)	$(0.15)

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2008 AND DECEMBER 31, 2007

(In Thousands, except for Per Share Data)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$16,946	$25,372
Restricted cash	11,089	12,948
Credits in lieu of cash	80,078	92,781
SBA loans held for investment (net of reserve for loan losses of $2,484, and $2,196, respectively)	28,279	27,895
Accounts receivable (net of allowance of $500 and $321, respectively)	4,765	3,957
SBA loans held for sale	1,519	360
Broker receivable	5,646	—
Prepaid and structured insurance	—	14,738
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $1,880 and $1,593, respectively)	9,256	9,789
Servicing asset (net of accumulated amortization and allowances of $3,551 and $3,160, respectively)	2,462	2,718
Fixed assets (net of accumulated depreciation and amortization of $8,026 and $6,616, respectively)	5,349	5,433
Intangible assets (net of accumulated amortization of $10,306 and $8,775, respectively)	7,867	8,829
Goodwill	12,996	12,996

Total assets	$186,252	$217,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,070	$10,259
Notes payable	27,695	26,765
Deferred revenue	2,351	2,032
Notes payable in credits in lieu of cash	79,772	79,085
Deferred tax liability	6,168	17,880

Total liabilities	124,056	136,021

Minority interest	4,599	4,970

Commitments and contingencies
Shareholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, issued and outstanding 36,109 and 36,081, respectively, not including 474 and 583 shares held in escrow, respectively, and 473 held by an affiliate)	722	722
Additional paid-in capital	56,275	56,161
Retained earnings	1,242	20,245
Treasury stock, at cost (625 and 217 shares)	(642)	(303)

Total shareholders’ equity	57,597	76,825

Total liabilities and shareholders’ equity	$186,252	$217,816